UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2016

QUADRANT 4 SYSTEM CORPORATION
(Exact name of registrant as specified in its charter)

Illinois
(State or Other Jurisdiction of Incorporation)

033-42498	65-0254624
(Commission File Number)	(IRS Employer Identification Number)

1501 E. Woodfield Road, Suite 205 S, Schaumburg, IL 60018
(Address of principal executive offices)

(855) 995-7367
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: Entry Into a Material Definitive Agreement

On July 1, 2016, Quadrant 4 System Corporation (the “Company”), as borrower, entered into a credit agreement (the “Credit Agreement”) with BMO Harris Bank N.A. (the “Lender”), pursuant to which the Lender made various financial accommodations to the Company in the maximum aggregate amount of $25 million, subject to availability restrictions as provided for in the Credit Agreement.  The Company utilized the proceeds of the loans advanced under the Credit Agreement at closing to repay and satisfy in full all amounts owing to its former senior lender, as well as to repay various obligations owed in respect of subordinated notes previously issued by the Company and to pay fees and expenses incurred in connection with the negotiation and documentation of the Credit Agreement.

Revolving Credit Facility: The Credit Agreement provides for a revolving credit facility with maximum availability of $7 million, subject to borrowing base requirements set forth in the Credit Agreement, which generally limit availability under the revolving credit facility to 80% of Company’s receivables to the extent such receivables meet eligibility requirements as set forth in the Credit Agreement.  The revolving credit facility is also subject to reserves implemented by the Lender in its discretion from time to time.  The revolving credit facility contains a sub-facility for letters of credit in the amount of $1 million.  At the closing, the Company’s borrowing base was approximately $6.8 million with approximately $1.3 million of reserves in place, resulting in net availability of approximately $5.5 million.  The Credit Agreement required that, after giving effect to the initial advances made on the closing date, the Company have minimum availability of $3 million. The Lender advanced $2,136,845.91 to the Company under the revolving credit facility at closing, which proceeds were used for the purposes stated above.  The Credit Agreement requires that future draws on the revolving credit facility be used for general corporate purposes and acquisitions.  Interest is payable at the end of each LIBOR interest period (but no less frequently than quarterly).  The revolving credit facility matures on July 1, 2019.  All amounts outstanding under the revolving credit facility become due at maturity.

Term Loan:  The Credit Agreement also provides for a $13 million term loan, the entire principal amount of which was advanced at closing and used for the purposes stated above.  The Company is required to make quarterly principal payments on the term loan in the amount of $812,500 until maturity.  Interest on the term loan is payable at the end of each LIBOR interest period (but no less frequently than quarterly).  The term loan matures on July 1, 2019.

Software CapEx Line of Credit:  In addition to the revolving credit facility and the term loan, the Credit Agreement provides for a software capital expenditure line of credit in the maximum amount of $5 million for the purposes of funding the production of licensed software programs.  Under this line of credit, the Company may borrow at any time through March 31, 2019, subject to annual limitations on borrowings.  No advances were made at closing.  Commencing on September, 30, 2017 and September 30, 2018, respectively, all software capital expenditure loans drawn before such dates will begin to amortize on a seven-year straight-line amortization schedule.  Any loans draws following such dates, together with any remaining amounts owing in respect of any software capital expenditure loans, shall become due upon maturity.  The software capital expenditure line of credit matures on July 1, 2019.

Interest Rates: Borrowings under the Credit Agreement generally bear interest at a variable rate equal to: (i) LIBOR (for, at the election of Borrower, a one-, two-, three- or six-month LIBOR interest period) plus 450 basis points (0.45%)), or (ii) the base rate (which is the highest of (a) the Lender’s prime rate, (b) the federal funds rate plus 500 basis points (0.50%), or (c) the sum of 1% plus one-month LIBOR) plus 350 basis points (0.35%). The Company must also pay (1) a commitment fee ranging from 25 to 50 basis points (0.025% to 0.050%) per annum on the aggregate unused commitments of the revolving line of credit and the software capital expenditure line of credit, and (2) a letter of credit fee of 450 basis points (0.45%) per annum on the undrawn amount of any letters of credit issued under the Credit Agreement.

Covenants: The Credit Agreement contains various restrictions and covenants applicable to the Company and, with limited exceptions, its subsidiaries. Among other requirements, the Company may not permit (i) the ratio of its total funded debt (as defined in the Credit Agreement) on the last day of any fiscal quarter of the Company to its consolidated net income before, among other things, interest, taxes, depreciation, amortization, and certain other losses, expenses and charges (“EBITDA”), for the four consecutive fiscal quarters then ended to exceed 3.00 to 1.00, or (ii) the ratio of its EBITDA for any period of four consecutive fiscal quarters to its principal payments on indebtedness due within the next four fiscal quarters (including earnout obligations of the Company that could become due within the next four fiscal quarters), interest expense, and income taxes paid for the past four quarters (or annualized in certain circumstances), for the same period to be less than 1.15 to 1.00.

Collateral and Remedies: The credit made available to the Company pursuant to the Credit Agreement is secured by a first-priority lien on substantially all of the assets of the Company and its subsidiaries.  The Credit Agreement contains various events of default typical for senior secured credit transactions of this type, including, but not limited to failure to pay any interest, principal, fees or other amounts when due, default under any covenant or agreement in the Credit Agreement or the documents delivered in connection therewith, the inaccuracy of statements made by the Company or false representations or warranties of the Company, cross-defaults with other debt obligations of the Company, bankruptcy and other insolvency events, prohibited changes of control and unsatisfied judgments.  The events of default are generally qualified to include customary materiality thresholds and exceptions, and to otherwise include concepts of reasonableness when discretion is granted to the Lender.  In the event that the Company defaults with respect to the any of its obligations under the Credit Agreement or an event of default occurs and is continuing, the Credit Agreement permits the Lender to accelerate, and demand payment in full of, all amounts outstanding thereunder. In such event, the Lender has the ability to enforce its remedies against the collateral pledged to the Lender by the Company as noted above.

* * *

The foregoing description of the Credit Agreement is qualified in its entirety by the text of the Credit Agreement, which is attached as an exhibit hereto.

ITEM 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 9.01.    Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

10.1	Credit Agreement by and between the Company and BMO Harris Bank N.A., dated July 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUADRANT 4 SYSTEM CORPORATION

July 8, 2016	By:	/s/ Dhru Desai
Dhru Desai
Chief Financial Officer

Index to Exhibits
Exhibit No.	Description of Exhibit

10.1	Credit Agreement by and between the Company and BMO Harris Bank N.A., dated July 1, 2016